TARPON INDUSTRIES, INC.
                                2420 Wills Street
                              Marysville, MI 48040


                                            May 1, 2006

VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC  20549

                         Re: Tarpon Industries, Inc.
                             CIK: 0001303565
                             COMMISSION FILE NO. 333-120117
                             APPLICATION FOR WITHDRAWAL

Ladies and Gentlemen:

     We filed a letter dated April 26, 2006 purporting to withdraw the above referenced registration statement on Form S-1. We have been advised by the staff that another procedure is required, and so we request that our letter of April 26, 2006 be withdrawn.

                                            Sincerely,

                                            TARPON INDUSTRIES, INC.


                                            By:  /s/ Matthew Soderman
                                            -------------------------
                                            Name: Matthew Soderman
                                            Title:  Chief Accounting Officer